Exhibit 5

OPINION OF COUNSEL

August 19, 2010

E*TRADE Financial Corporation

135 East 57th St.

New York, New York 10022

Ladies and Gentlemen:

I am General Counsel of E*TRADE Financial Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 12,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the Company’s 2005 Equity Incentive Plan, as amended (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments as I have deemed necessary or advisable for the purposes of this opinion.

On the basis of the foregoing, I am of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Karl A. Roessner
General Counsel